Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala., April 7, 2016 /PRNewswire/ -- Golden Enterprises, Inc.'s Board of Directors today declared a quarterly dividend of $.03375 per share payable April 27, 2016 to stockholders of record on April 18, 2016.

Golden Enterprises, Inc.'s basic and diluted income per share for the fourteen weeks ended March 4, 2016 was $.07 basic and $.06 diluted compared to $.02 for the thirteen weeks ended February 27, 2015.

Net sales increased 12% for the current quarter, and were $35,186,617 versus $31,521,659 for the same period last year. This year's third quarter included fourteen weeks of snack food sales and costs compared to the normal thirteen weeks last year. This quarter's net sales on a normalized thirteen week period increased 4% compared to last year.

For the forty weeks ended March 4, 2016, basic and diluted income per share was $.20 compared to $.09 per share for the thirty-nine weeks ended February 27, 2015. Earnings year to date are $2,223,604 this year vs. $1,080,476 last year.

Operating income for the third quarter increased $492,310 and $1,826,776 year to date. The increase in sales and shift in product mix in addition to the favorable commodity prices have contributed to the positive trends in operating income.

The following is a summary of net sales and income information for the fourteen and forty weeks ended March 4, 2016 and the thirteen and thirty-nine weeks ended February 27, 2015.

	14 Weeks Ended	13 Weeks Ended	40 Weeks Ended	39 Weeks Ended
	March 4,	February 27,	March 4,	February 27,
	2016	2015	2016	2015
Net sales	$35,186,617	$31,521,659	$100,916,805	$97,676,021

Income before income taxes	1,199,230	668,815	3,634,521	1,975,596
Income taxes	464,775	396,292	1,410,917	895,120
Net income	$734,455	$272,523	$2,223,604	$1,080,476

Basic earnings per share	$0.07	$0.02	$0.20	$0.09
Diluted earnings per share	$0.06	$0.02	$0.20	$0.09

Basic weighted shares outstanding	11,291,757	11,451,635	11,291,757	11,638,966
Diluted weighted shares outstanding	11,317,116	11,451,635	11,291,757	11,638,966

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those forward-looking statements.  Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.

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CONTACT: Patty Townsend, 205-458-7132